NEWS RELEASE

Contact: Gary L. Smith VP, Finance & Treasurer	Date:	Oct. 22, 2009

Phone: 419-891-6417

E-mail: gary—smith@andersonsinc.com

The Andersons Elects Stout to Board of Directors

MAUMEE, Ohio, Oct. 22 — The Andersons, Inc. (Nasdaq: ANDE) has named John T. Stout, Jr. to the company’s Board of Directors effective immediately.

The appointment of Mr. Stout brings The Andersons’ Board to 10 members.

“John’s extensive career in the financial market specifically as it relates to the food industry provides a nice dimension to our Board,” said Chairman, President and CEO Mike Anderson. “We are extremely pleased with the current composition of our Board and the strength it provides to our Company.”

Mr. Stout currently serves as the Chief Executive Officer of Plaza Belmont Management Group LLC, a private equity firm specializing in the acquisition of food manufacturing companies, a position he has held since founding the company in 1998. Mr. Stout previously served as President of Manildra Milling Corp. and Manildra Energy Corp. located in Shawnee Mission, Kansas from 1991 to 1998. In 1990, he helped form a group of investors, who purchased Diana Fruit Company in Santa Clara, Calif., from Tyson Foods, Inc., and he continues to be involved in the ownership of that company. Between 1984 and 1990, Mr. Stout was Executive Vice President of Dixie Portland Flour Mills Inc., in Memphis, Tennessee.

For the past six years, Mr. Stout has served on the Economic Advisory Council of the District Ten Federal Reserve Bank. He is active within the food industry, having served as Chairman of the International Wheat Gluten Association, the Wheat Quality Council, the Allied Trades of the Baking Industry and the Young Baking Industry Executives of the ABA.

Currently, Mr. Stout serves on the boards of directors of Diana Fruit Company, Mennel Milling Company, Packaging Products Corporate, MaMa Rosa’s Pizza and Casa de Oro Foods.

Mr. Stout holds a bachelor of business administration from Emory University, Atlanta.

About The Andersons, Inc.
The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in 14 U.S. states and Puerto Rico, plus rail equipment leasing interests in Canada and Mexico. For more information, visit The Andersons online at www.andersonsinc.com.

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